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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                           --------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



      Date of report (Date of earliest event reported): September 29, 2000


                        SUPERCONDUCTOR TECHNOLOGIES, INC.
               (Exact Name of Registrant as Specified in Charter)



         Delaware                     0-21074                   77-0158076
(State of Other Jurisdiction        (Commission               (IRS Employer
       of Incorporation)            File Number)             Identification No.)


460 Ward Drive, Santa Barbara, CA                                  93111
(Address of Principal Executive Offices)                        (Zip Code)



       Registrant's telephone number, including area code: (805) 683-7646



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ITEM 5.  OTHER EVENTS.

         On September 29, 2000, Superconductor Technologies Inc. (the "Company") received a $37.5 million private equity investment from RGC International Investors LDC ("RGC"). RGC purchased 37,500 shares of a newly created Series E Convertible Preferred Stock and warrants to purchase up to an additional 1,044,568 shares of common stock.

         The preferred stock is non-voting, has a stated value of $1,000 per share and is convertible into common stock at an initial conversion price of $17.95 per common share for the first nine months. After nine months, the preferred stock is convertible at the lower of $17.95 per common share or the market price of the common stock at the time of conversion, subject to a floor. The preferred stock automatically converts into common stock on the second anniversary of the closing. Based on the current conversion price of $17.95 per common share, the preferred stock is convertible into 2,089,136 shares of common stock. The optional and automatic conversions of preferred stock are limited to a maximum of 3,544,656 shares of common stock. The preferred stock carries a 7% premium, payable upon conversion in cash or common stock subject to certain limitations, at the Company's option.

         The Company also issued to RGC two five-year warrants to purchase shares of common stock at an exercise price of $21.54 per share. The first warrant is for the purchase of up to 313,370 shares. The second warrant entitles RGC to purchase up to 731,198 additional shares of common stock if RGC holds the preferred stock for at least one year. The warrant is not exercisable until the first anniversary date and size of the warrant will be reduced proportionately to reflect any conversions of the preferred stock prior to the first anniversary date. Both warrants contain customary "weighted average" antidilution provisions which adjust the warrant exercise price in the event the Company sells equity securities at a discount to then prevailing market prices. The amount of the adjustment depends on the size of the below-market transaction and the amount of the discount to the market price. However, the exercise price cannot be reduced below a minimum of $18.91 as the result of adjustments under this provision.

         The Company is prohibited from paying any dividends on, or repurchasing any shares of, common stock as long as any of shares of the preferred stock remain outstanding. The Company has agreed to file with the Securities and Exchange Commission a registration statement for resale of the shares of common stock issueable upon conversion of the preferred stock and exercise of the warrants.

         The Company provided RGC with copies of its most recent Annual Report (Form 10K), Quarterly Report (Form 10Q) and Proxy Statement. The Company also obtained written representations from RGC confirming its status as an "accredited investor" under Regulation D and confirming its intent to acquire the securities for its own account and not with a view to resale or distribution in violation of the Securities Act. The Company did not engage in general solicitation or advertising, and the securities issued in the transaction bear appropriate restrictive legends concerning the registration requirements of the Securities Act. The Company believes this transaction was exempt from the registration requirements of the Securities Act based on Regulation D and
Section 4(2) of the Securities Act.




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                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              SUPERCONDUCTOR TECHNOLOGIES INC.


Date:  October 4, 2000        By:      /s/ Martin S. McDermut
                                 -----------------------------------------------
                                 Martin S. McDermut
                                 Vice President, Finance and Administration,
                                 Chief Financial Officer







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                                  Exhibit Index


No.      Document

4 Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock filed by the Company on
         September 29, 2000 with Secretary of State of the State of
         Delaware.

10.1 Securities Purchase Agreement dated as of September 29, 2000 between the Company and RGC International Investors, LDC. (Exhibits and Schedules Omitted)

10.2 Registration Rights Agreement dated as of September 29, 2000 between the Company and RGC International Investors, LDC.

10.3 Initial Stock Purchase Warrant dated as of September 29, 2000 between the Company and RGC International Investors, LDC.

10.4 Incentive Stock Purchase Warrant dated as of September 29, 2000 by and between the Company and RGC International Investors, LDC.